AGREEMENT FOR

FINANCIAL PUBLIC RELATIONS SERVICES

THIS AGREEMENT is entered into on this 1st day of January 2001 by and between Market Pathways Financial Relations Incorporated (hereinafter "MP"), with its principal place of business at 1920 Main Street, Suite 980, Irvine, California, 92614 and VirtualSellers.com, Inc. (hereinafter "Client"), a British Columbia, Canada corporation, with its principal place of business at Suite 1000 - 120 North LaSalle Street, Chicago Illinois 60602.

HEREAFTER, the Client and MP are referred to collectively as "Parties", and singularly as "Party".

WHEREAS, the Parties desire to set forth the terms and conditions under which services shall be performed.

NOW, THEREFORE, in consideration of these promises of the mutual covenants herein, the Parties hereto agree as follows:

ARTICLE I - SCOPE OF SERVICES

MP agrees to perform for the Client the financial services described as follows:

(a) MP will develop, implement, and maintain an ongoing stock market support system with the general objective of expanding stockbroker awareness of the Client's activities, and hence a commensurate interest in the Client's stock. This market support system will have a four-part approach:

(i) A SHAREHOLDER COMMUNICATION SYSTEM to keep existing stockholders informed about the Clients activities and potential.

(ii) A STOCKBROKER / INSTITUTION SUPPORT SYSTEM to build a national network of stockbrokers, analysts and institutions who are informed about and interested in the Client.

(iii) AN INVESTOR LEAD GENERATION SYSTEM to develop investor leads for selected stockbrokers and to assist them in their marketing of the Client's stock.

(iv) A MEDIA RELATIONS SYSTEM to increase corporate visibility through informational press releases, placement of articles and copy consulting on annual and quarterly reports.

(b) OPTIONAL SERVICES: Additional projects, such as design and production of annual and quarterly reports, video or slide presentations, speech writing, and introductions related to financing or investment banking activities, will be performed and billed as mutually agreed upon by both Parties on a case by case basis.

ARTICLE II - PERIOD OF PERFORMANCE

The period of performance under this agreement shall be for a primary term of one (1) year from the date hereof unless earlier terminated pursuant to the terms of this Article II. Either Party may terminate this Agreement for any reason upon ninety days written notice of termination. Subject to the foregoing provisions of this Article II and unless otherwise specified in any written notice of termination, this Agreement shall terminate on the first to occur of the one (1) year anniversary of this Agreement or the ninety-first day following delivery of a written notice of termination of this Agreement by the terminating party to the non-terminating party (the "Termination Date").

ARTICLE III - CONTRACTUAL RELATIONSHIP

In performing the services under this Agreement, MP shall operate as, and have the status of an independent contractor. The Client and MP will be mutually responsible for determining the means and the methods for performing the services described in ARTICLE I.

ARTICLE IV - COMPENSATION

As full consideration for the performance of the basic (four-part) services described above, the Client shall pay MP compensation as follows:

(a) CASH.- $72,000 plus reasonable expenses. Said $72,000 shall be paid monthly in advance at the rate of $6,000 per month.

(i) Initial payment for the first month shall be due at the time this Agreement is signed. Following the initial payment, ensuing payments are payable monthly in advance to MP's principal place of business and are due on the first day of each month.

(ii) Expenses: Expenses are expected to be approximately $600 per month for phones and postage. Expenses include, but are not limited to, the following: travel and lodging;.. telephone, fax, and other communications; fare of public carrier; photocopy and printing; postage and special mailings. MP agrees to obtain prior client approval for any single expense over $100. MP shall submit a monthly invoice to the Client, which covers the monthly fee and reimbursable expenses.

(b) PRORATED COMPENSATION. If this Agreement is terminated for any reason, the cash amount due will be prorated to the final date of service under this Agreement.

ARTICLE V - CLIENT INFORMATION

Since MP must at all times rely upon the accuracy and completeness of information supplied to it by the Client's officers, directors, agents, and employees, the Client agrees to indemnify, hold harmless, and defend, MP, its officers, agents, employees at the Client's expense, in any proceeding or suit which may arise out of and/or due to any inaccuracy or incompleteness of such material supplied by the Client to MP.

ARTICLE VI - GRANT OF LICENSE

(a) MP hereby grants a license to the Client, through the duration of this Agreement, to use MP's exclusive system, lists, manuals and trademarked and copyrighted materials. Due to the unique and proprietary nature of these systems and materials, MP will revoke this license upon termination of this Agreement for any reason and all such materials, and lists must be returned to MP immediately thereafter and their use by the Client discontinued.

(b) MP agrees that all information disclosed to it about the Client's products, processes and services are the sole property of the Client and it will not assert any rights to any confidential or proprietary information or material, nor will it directly or indirectly, except as required in the conduct of its duties under this Agreement, disseminate or disclose any such confidential information; and

(c) Upon termination of this Agreement, MP will return to the Client all documents, records, notebooks and similar items of or containing confidential information then in its possession, including copies thereof, whether prepared by MP or others.

ARTICLE VII - REPRESENTATIVE AND NOTICES

Notices provided for hereunder shall be in writing and may be served personally to the Client's Representative and MP's representative at their respective place of business or by registered mail to the address of each Party as first set forth herein above or may be transmitted by FAX.

ARTICLE VIII - ARBITRATION/JURISDICTION OF COURT

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the County of Orange, California, in accordance with the rules of the American Arbitration Association there in effect, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure and the prevailing Party shall be entitled to actual costs and actual attorney's fees from arbitration or any other civil action. Judgment upon the award rendered therein may be entered in any Court having jurisdiction thereof. Jurisdiction for any legal action is stipulated between the Parties to lie in the County of Orange, California.

ARTICLE IX - MISCELLANEOUS

This Agreement constitutes the entire agreement between the Client and MP relating to providing financial relations services. It supersedes all prior or contemporaneous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof and has been induced by no representations, statements or agreements other than those herein expressed. No agreement hereafter made between the Parties shall be binding on either Party unless reduced to writing and signed by an authorized officer of the Party bound thereby.

This Agreement shall in all respects be interpreted and construed, and the rights of the Parties hereto shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers.

VIRTUALSELLERS.COM INC. By: /s/ Dr. Dennis Sinclair Dr. Dennis Sinclair, CEO Date: 1-1-01	MARKET PATHWAYS FINANCIAL RELATIONS INCORPORATED By: /s/ Shannon T. Squyres Shannon T. Squyres, President Date: 1-1-01